Contacts:	Investors Anna Marie Dunlap SVP Investor Relations/Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media Rosemary Moothart Pondel Wilkinson, Inc. 310-279-5980

CORINTHIAN COLLEGES REPORTS
COMPLETION OF SEC REVIEW OF FORM 10-K

SEC Has No Further Comments at This Time

Santa Ana, CA, April 19, 2005 – Corinthian Colleges Inc. (COCO) has received a letter from the Securities and Exchange Commission (SEC) stating that the Commission has completed its review of the Company’s fiscal year 2004 Form 10-K and related filings, and does not have any further comments at this time.

As previously disclosed in our fiscal 2005 second quarter 10-Q, we received a letter from the Securities and Exchange Commission (SEC), dated November 23, 2004, that included a comment regarding our determination that trade names and accreditation should have indefinite lives pursuant to the guidance in SFAS 142. Following our discussions and correspondence with the SEC’s Division of Corporation Finance, we have agreed to the SEC’s request that we expand our disclosure related to the valuation of intangible assets with indefinite lives in future filings with the SEC. There is no change in our accounting methodology.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 93 colleges in 24 states in the U.S. and 45 colleges (including 10 colleges scheduled for closure in fiscal 2005) and 15 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, as described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.